Exhibit 10.13

US$ 35,000,000 FACILITY AGREEMENT

dated 15 December, 2006

for

FABRINET

FABRINET COMPANY LIMITED

as co-Borrowers

with

ABN AMRO Bank N.V.

as Lender

SECTION 9 ADMINISTRATION	28

22. Payment Mechanics	28

23. SET-OFF	29

24. Notices	29

25. Calculations And Certificates	31

26. Partial Invalidity	31

27. Remedies And Waivers	31

28. Amendments And Waivers	31

29. Counterparts	31

SECTION 10 GOVERNING LAW AND JURISDICTION	32

30. Jurisdiction	32

31. Waiver Of Trial By Jury	32

32. Governing Law	32

33. No Limitation On Right Of Action	32

SCHEDULE 1 FORM OF CERTIFICATION REPORT	35

SCHEDULE 2 FORM OF THE PROMISSORY NOTE	36

SCHEDULE 3 FORM OF UTILISATION REQUESTS	37

SCHEDULE 4 FORM OF RECEIPT	38

SCHEDULE 5 CONDITIONS PRECEDENT	39

SCHEDULE 6 FORM OF ROLLOVER REQUESTS	41

SCHEDULE 7 FORM OF COMPLIANCE CERTIFICATE	42

THIS AGREEMENT is dated 15 December, 2006 and made between:

(1)

(A)   FABRINET, a company incorporated in Cayman Islands whose registered office is at Walker House P.O. Box 908 GT 87 Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies, as the borrower (the “Fabrinet”) and

(B)	FABRINET CO., LTD., a company incorporated in Thailand whose registered office is at 294 Moo 8, Vibhavadi Rangsit Road, Kookot, Lumlookka, Pathumthanee 12130, Thailand, as the borrower (the “Fabrinet Co”),

(Fabrinet and Fabrinet Co shall be collectively referred to as the “Borrowers” and individually as the “Borrower”),

AND

(2)	ABN AMRO BANK N.V., a company incorporated in the Netherlands and acting through its offices located at One Raffles Quay, South Tower, Singapore 048583 and 3-4 Floor, Bangkok City Tower 179/3 South Satorn Road, Bangkok 10120, Thailand, as the lender (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounts Receivable” means all accounts (as defined in the U.C.C.) of Fabrinet evidencing the receivables owed or to be owed by any account debtor of Fabrinet including but not limited to JDS Uniphase Corporation, Finisar Corp, Avanex, Emcore, Intel Corporation, Opnext, and Bookham or any of their respective successors, including, without limitation, accounts which arise or have arisen pursuant to any sale and purchase agreement (including, but not limited to, all Sale and Purchase Agreements), and all rights to the payment of money for or relating to the sale or lease of goods or for services rendered, in each case whether or not earned by performance, including all monies or rights to payment due and to become due to Fabrinet for goods sold or leased or for services rendered including, without limitation, rights evidenced by an account, note, contract, security agreement or other evidence of indebtedness or security together with (i) all security pledged, assigned, hypothecated or granted to or held by Fabrinet to secure the foregoing, (ii) all of the grantor’s right, title and interest in and to any goods, the sale of which gave rise to any of the foregoing, (iii) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (iv) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (v) all books, records, ledger cards, and invoices relating thereto, (vi) all evidence of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (vii) all credit information, reports and memoranda relating thereto and (viii) all other writings related in any way to the foregoing.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Assignment and Security Agreement” means an assignment and security agreement entered into or to be entered into between Fabrinet and the Lender in form and substance acceptable to the Lender whereby Fabrinet has agreed to, and does, assign, and grant a security interest in, the Accounts Receivable originating from the Relevant Customers to the Lender as a security for the performance of the Borrowers’ obligations under the Finance Documents.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement and ending on the earlier of:

(i)	for Tranche I, the date which is 24 months after the date of the initial Tranche I Loan; and

(ii)	for Tranche II, the date which is 12 months after the date of the initial Tranche II Loan;

provided, however, that the initial Tranche II Loan must be made within 180 days of the date of this Agreement, and the initial Tranche I Loan must be made within 360 days of the date of the initial Tranche II Loan.

“Available Facility” means the sum of the Available Tranche I Facility and the Available Tranche II Facility.

“Available Tranche I Facility” means, at any time, the amount of Tranche I Commitment then existing minus the aggregate principal amount of all Tranche I Loans then outstanding.

“Available Tranche II Facility” means, at any time, the amount of Tranche II Commitment then existing minus the aggregate principal amount of all Tranche I Loans then outstanding.

“Bank of Nova Scotia Facility” means the credit facility extended by The Bank of Nova Scotia to either or both of the Borrowers pursuant to the Revolving Facility Agreement dated 4 March 2005.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which:

(a)	in relation to a quotation of LIBOR, a day on which the commercial banks are open for general business in Bangkok and New York City (and any other relevant financial center) for the transaction of business of the nature required by this Agreement and also, in relation to a day on which a payment is required, in the place where such payment is to be made in accordance with this Agreement;

(b)	in relation to other matters, a day on which the Lender is open for business in Bangkok.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time and demand deposits and certificates of deposit of (i) the lender), (ii) any bank whose short-term commercial paper rating from Standard & Poor’s Ratings Services (a division of the McGraw-Hill Companies, Inc., “S&P”) is at least A-l or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-l or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rte notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any corporation rated A-l (or the equivalent thereof) or better by S&P or P-l (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with Approved Banks for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Security) and having on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least US$500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Certification Report” means a certification report substantially in the form set out in Schedule 1 (Form of Certification Report).

“CI$” means the lawful currency for the time being of the Cayman Islands.

“Commitment” means the sum from time to time of the Tranche I Commitment and the Tranche II Commitment.

“Commitment Fee” means the periodic fee required by Clause 11.

“Default” means an Event of Default or any event or circumstance specified in Clause 18.8 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Default Interest Rate” means the sum of (i) LIBOR for consecutive overnight periods plus (ii) the Margin applicable to the respective Loan prior to Default, plus (iii) two per cent. (2.00%) per annum.

“EBITDA” means income of the Borrowers and their Subsidiaries, on a consolidated basis, for the four fiscal quarters most recently concluded, before income taxes (i) excluding all non¬recurring items and extraordinary gains or losses including but not limited to in-process research and development write-offs and direct acquisition integration costs and (ii) plus (1) Interest Expense, (2) depreciation and amortization expense, and (3) income (or loss) from discontinued operations, all as the same are or would be set forth in a statement of the income of the Borrowers and their Subsidiaries, on a consolidated basis, for such period.

“Eligible Accounts Receivable” means the aggregate value of all outstanding Accounts Receivable calculated on the last day of the calendar month immediately preceding the proposed Utilisation Date; provided that, such Accounts Receivable:

•	are not due from any affiliate of either Borrower;

•	are not subject to any specific allowance or provision, or to any Security;

•	are not subject to contra-accounts, off-setting, bartering (payment in kind), disputes or counterclaims;

•	do not have an original term of more than 90 days;

•	are not past due from their original maturity date;

•

do not include Accounts Receivable due from any account debtor to the extent the amount of such Accounts Receivable, when added to all other Eligible Accounts Receivable due from the same account debtor would exceed fifteen per cent. (15%) of all Eligible Accounts Receivable or, in the case of secured Accounts Receivable due from JDSU and Finisar, twenty five per cent. (25%) of all Eligible Accounts Receivable; and

•	are subject to the perfected security interest of the Lender.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Agency, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of either Borrower or directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with either Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303 (d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by either Borrower or any of its ERISA Affiliates of any liability under Title IV of

ERISA with respect to the termination of any Plan; (e) the receipt by either Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by either Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal froni any Plan or Multiemployer Plan; or (g) the receipt by either Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from either Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means any event or circumstance specified as such in Clause 18.8 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Fee” means the one-time fee required by Clause 11.

“Finance Document” means this Agreement, the Security Documents and any other document designated as such by the Lender and the Borrowers.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any promissory note, bill of exchange, purchase facility or the issue of bonds, promissory notes, bills of exchange, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“GAAP” means:

(i)	in relation to Fabrinet Co, generally accepted accounting principles in Thailand; and

(ii)	in relation to Fabrinet, generally accepted accounting principles in the United States of America.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, the Ministry of Finance, the Bank of Thailand, any stock exchange or any self-regulatory organisation established under statute).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Interest Bearing Debt” means all Financial Indebtedness other than subordinated shareholder loans as defined in the Original Financial Statements.

“Interest Expense” means, for any period, the total interest expense of the Borrowers determined as the same would be set forth in a statement of income of the Borrowers for such period.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods).

“Loan” means a loan made or to be made under Tranche I or Tranche II of the Facility or the principal amount outstanding for the time being of that loan.

“Margin” means, with respect to each Tranche I Loan, two and one quarter per cent. (2.25%) per annum; and with respect to each Tranche II Loan, one and three quarters per cent. (1.75%) per annum.

“Material Adverse Effect” means a material adverse effect, which has been determined by the Lender, on (a) the business, operations, property, condition (financial or otherwise) or prospects of either of the Borrowers taken as a whole; (b) the ability of either of the Borrowers to perform its obligations under the Finance Documents; or (c) the validity or enforceability of this Agreement or the rights or remedies of the Lender under the Finance Documents.

“Multiemplover Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notice of Assignment” means the notice(s) of assignment as required under the Assignment and Security Agreement.

“Original Financial Statements” means the audited consolidated financial statements of the Borrowers for their respective financial years ended June 30, 2006.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which either Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Promissory Note” means a non-negotiable promissory note having a term of not exceeding six (6) months (but, in any case, not exceeding the Availability Period) issued by the Borrowers payable to the Lender, substantially in the form set out in Schedule 2 (Form of Promissory Note) and affixed with the stamp duty.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Receipt” means a receipt substantially in the form set out in Schedule 3 (Form of Receipt) or such other form as is agreed between the Lender and the Borrowers.

“Related Contracts” means all instruments, chattel paper or letters of credit (each as defined in the U.C.C.) and all security agreements, guaranties, leases and other contracts and contract rights arising from the sale or lease of goods or services rendered, of Fabrinet, including, without limitation, all those evidencing, representing, arising from or existing in respect of, securing or otherwise supporting the payment of, or in any way relating to, any of the Receivables.

“Relevant Customer” means any customer of Fabrinet which is organized and exists under the laws of the United States of America or any State or other political subdivision thereof, or which is acting through an office or other permanent establishment located in the United States of America.

“Rollover Loan” means Loan:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan; and

(c)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

“Rollover Request” means a notice substantially in the form set out in Schedule 6 (Form of Rollover Request).

“Sale and Purchase Agreements” means the sale and purchase agreements (or any other writings related in any way to the sale or lease of goods or for services rendered including, but not limited to, the Related Contracts) entered into or to be entered into between Fabrinet and the Relevant Customers or any of them.

“Security” means a mortgage, pledge, hypothecation, title retention, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the U.C.C. or comparable law of any jurisdiction, domestic or foreign.

“Security Documents” means the Assignment and Security Agreement (including the Notice of Assignment) and any other document executed from time to time by each Borrower or whatever person as a further guarantee of or security for all or any part of the Borrower’s obligations under the Finance Documents.

“LIBOR” means, in relation to any relevant Interest Period and any relevant Loan amount, the rate determined by the Lender to be the rate per annum at which US Dollar deposits for such period and in an amount comparable to such Loan amount were or would be offered to the Lender by prime banks in the London interbank market at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period.

“Subsidiary” means in relation to any company, any other company or other entity which is directly or indirectly under the control of the first-mentioned company or (whether or not so controlled) treated as a subsidiary in the financial statements of that company from time to time, and for this purpose “control” of a company or entity means ownership of more than fifty per cent (50%) of the voting share capital or equivalent right of ownership of such company or entity or of its Holding Company or power to direct its affairs or power to control the composition of its board of directors or equivalent body, in each case, whether by contract or otherwise;

“Tangible Net Worth” shall mean paid up capital plus reserves and subordinated loans from shareholders less goodwill, intangibles, any upward revaluation of assets and minority interests, calculated in accordance with GAAP applied consistently with the accOounting principles and practices used in the preparation of the Original Financial Statements.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tranche I Loan” means a loan made or to be made under Tranche I of the Facility or the principal amount outstanding for the time being of that loan.

“Tranche II Loan” means a loan made or to be made under Tranche II of the Facility or the principal amount outstanding for the time being of that loan.

“Tranche I Commitment” means the obligation of the Lender to make Tranche I Loans to one or more Borrowers in an aggregate amount not exceeding US$15,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Tranche II Commitment” means the obligation of the Lender to make Tranche II Loans to one or more Borrowers in an aggregate amount not exceeding US$20,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Total Funded Debt” means the sum, computed, as of the last day of the calendar month immediately preceding the proposed Utilisation Date as shown in the relevant Certification Report, without duplication, of the following: (a) all amounts payable by the Borrower in respect of the principal under the Facility during such period plus (b) all amounts payable by the Borrower in respect of interest expense under the Facility during such period plus (c) all fees, expenses, indemnity amounts and any other amounts payable to the Lender during such period pursuant to the Finance Documents plus (d) all amounts payable by the Borrower in respect of the Financial Indebtedness of the Borrower (in each case, upon the occurrence of the payment date thereof, by acceleration or otherwise).

“U.C.C.” mean the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Dollar(s)” or “US$” means the lawful currency for the time being of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made and/or being the date on which the relevant Loan is to be rollover.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Form of Utilisation Request).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, any “Borrower” or any “Party” shall be construed so. as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of the Ministry of Finance, the Bank of Thailand, any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Bangkok time unless otherwise specified.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Joint and Several Obligations

The obligations of each Borrower under this Agreement are joint and several to the other Borrower. The failure by either Borrower to perform its obligations under this Agreement shall not affect the obligations of the other Borrower to perform the obligations under this Agreement in full. Each Borrower is obliged to fulfil the obligation of the other Borrower which fails to fulfil its obligations under this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender shall make available to the Borrowers US Dollar revolving short-term loan uncommitted facilities in an aggregate amount at any time not exceeding the Commitment.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate requirements.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request, and the Lender shall have no obligation to honor any Utilization Request, unless the Lender has received all of the documents and other evidence listed in and appearing to comply with the requirements of Schedule 5 (Conditions precedent).

4.2	Further conditions precedent

The Lender may make the Facility available for utilization by the proposed Utilisation Date if:

(a)	on the date of the relevant Utilisation Request and on the proposed Utilisation Date, in the case of all Facilities:

(i)	in the case of a Rollover Loan, no Event of Default has occurred and is continuing or would result from the proposed Rollover Loan and, in the case of any other Loan, no Default has occurred and is continuing or would result from the proposed Loan;

(ii)	in the case of a Tranche I Loan, the Bank of Nova Scotia Facility has been terminated and all amounts owed in connection therewith by the Borrowers or either of them has been indefeasibly paid in full;

(iii)	in the case of a Tranche I Loan, the aggregate principal amount of all Tranche II Loans then outstanding is not less than seventy five per cent. (75%) of the Tranche II Commitment; provided that this condition shall be deemed eliminated upon delivery to the Bank of evidence satisfactory to the Bank of termination of the Bank of Nova Scotia Facility and of all Security which arose from or in connection with the Bank of Nova Scotia Facility;

(iv)	in the case of a Tranche II Loan, the amount of such Loan, when added to the aggregate amount of all other Tranche II Loans then outstanding, does not exceed eighty per cent. (80%) of Eligible Accounts Receivable then existing; and

(v)	the representations to be made by the Borrower under Clause 16 (Representations) are true in all material respects as if made on and as of the proposed Utilization Date.

(b)	prior to the proposed Utilisation Date, the Lender has received the Certification Report, and such Certification Report shall have been approved by the Lender.

4.3	Maximum number of Loans

The Borrowers may not deliver more than ten (10) Utilisation Requests and/or Rollover Requests in any calendar month.

SECTION 3

UTILISATION

5.          UTILISATION

5.1	Delivery of a Utilization Request and Rollover Request

(a)	A Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than two (2) Business Days prior to the proposed Utilization Date; and/or

(b)	A Borrower may rollover the Loan by delivery to the Lender of a duly completed Rollover Request not later than two (2) Business Days prior to the proposed Utilization Date.

5.2	Completion of a Utilisation Request and Rollover Request

(a)	Each Utilisation Request and/or Rollover Request, as the case may be, is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request and/or Rollover Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must:

(i)	be an amount which is not more than the Available Tranche I Facility or Available Tranche II Facility, as the case may be, and which is a minimum of US$ 500,000 (and on integral multiple of US$ 500,000) or, if less, the Available Tranche I Facility or Available Tranche II Facility; and

(ii)	be an amount which is not more than, at any one time, the maximum amount of the Facility.

5.4	Receipt

The Borrower shall deliver to the Lender a duly completed Receipt in respect of each Loan made, unless such Loan is a Rollover Loan, not later than 2:00 p.m. on the respective Utilization Date.

5.5	Promissory Notes

Not later than 10.00 a.m. on each proposed Utilisation Date, the Borrower shall deliver the Promissory Note, duly executed and affixed with stamp duty, evidencing the proposed Loan to be drawn and/or the Rollover Loan to be rollover to the Lender. Each such Promissory Note shall specify whether it evidences a Tranche I Loan or a Tranche II Loan.

5.6	Utilisation Request Irrevocable

A Utilisation Request once given shall be irrevocable and the Borrower shall be bound to draw any Loan in accordance with the Utilisation Request, except as otherwise provided in this Agreement. If for any reason such Loan is not drawn in accordance with a Utilisation Request, the Borrower shall on demand pay to the Lender compensation for any loss or expense incurred in liquidating or redeploying funds acquired or arranged for the purpose of the proposed Loan or in terminating any such arrangement or any hedging arrangement in respect of this Agreement or otherwise as a consequence of the proposed Loan not having been drawn in accordance with the Utilisation Request.

SECTION 4

REPAYMENT AND PREPAYMENT

6.          REPAYMENT

6.1	Repayment

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

6.2	Reborrowing

Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid may be reborrowed in accordance with the terms of this Agreement.

7.          PREPAYMENT

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)	the Lender shall promptly notify the Borrowers upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower,- the Facility will be immediately cancelled; and

(c)	the Borrower shall prepay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrowers may, if they give the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of US$500,000) of the Available Tranche I Facility or the Available Tranche II Facility.

7.3	Voluntary prepayment of Loans

Each Borrower which has drawn a Loan may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$ 1 million); provided that if any such prepayment is made on a day other than the last day of an Interest Period with respect to such Loan, it shall be accompanied by Break Costs as calculated by the Lender.

SECTION 5

COSTS OF UTILISATION

8.          INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest

If there is an Event of Default, interest shall accrue on all outstanding Loans from the date of the relevant Event of Default up to the date such Event of Default is cured by the Borrower, waived in accordance with this Agreement or such Unpaid Sums have been paid in full, whichever is earliest, at the Default Interest Rate. Any interest accruing under this Clause 8.3 shall be payable on demand by the Lender or, if not demanded, on the last Business Day of each consecutive calendar month.

8.4	Notification of rates of interest

The Lender shall promptly notify the relevant Borrower of the determination of a rate of interest under this Agreement

9.          INTEREST PERIODS

9.1	Calculation of Interest Period

The Interest Period for a Loan shall be one, two, three or six months, as specified by the respective Borrower in the relevant Utilization Request. The first Interest Period for any Loan shall commence on the Utilization Date of the respective Loan; provided that no Interest Period may end after the last day of the respective Availability Period; and provided further that if any Interest Period would end on a day which is not a Business Day, then such Interest Period shall continue until the next succeeding Business Day (and interest shall continue to accrue during such additional period), unless such next succeeding Business Day would be in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

10.        CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the interest rate of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means if in relation to any proposed Loan, the Lender determines (which determination shall be conclusive and binding) that:

(i)	by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LEBOR for the relevant Interest Period;

(ii)	deposits in US Dollars in the .amount required for the relevant Interest Period are not available to the Lender in the Singapore interbank market; or

(iii)	before close of business in Bangkok and/or Singapore on the Quotation Day for the relevant Interest Period, the Borrowers receive notifications from the Lender that the cost to it of obtaining matching deposits in the Singapore interbank market would be in excess of LIBOR.

10.2	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Lender or the Borrower to which a Loan has been made so requires, the Lender and that Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrowers, be binding on all Parties.

10.3	Break Costs

(a)	The Borrowers shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue to the Borrower.

11.        COMMITMENT AND FACILITY FEES

11.1	Commitment Fee

The Borrowers jointly and severally agree to pay to the Lender a Commitment Fee calculated at the rate of three tenths of one per cent (0.30%) per annum and the average daily Available Facility, such Commitment Fee to be paid on the last Business Day of each consecutive calendar quarter.

11.2	Advisory Fee

The Borrowers shall, within seven (7) Business Days of the date of this Agreement, pay to the Lender at its Bangkok branch a non-refundable advisory fee in the amount of US$262,500.00 on the date of this Agreement.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.        TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by any Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	All payments to be made by any Borrower to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Borrower is required to make a Tax Deduction, in which case the sum payable by such Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

(b)	Each Borrower shall promptly upon becoming aware that any of them must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(c)	If any Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)

Without prejudice to Clause 12.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, each Borrower shall, within three (3) Business Days of demand of the Lender, promptly indemnify the Lender which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this

Clause 12.3 shall not apply to any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated.

(b)	If the Lender obtains fund from outside Thailand and is required by law to make any deduction or withholding from interest and fees which are payable to its source of funds, the Borrowers shall reimburse the Lender an amount certified by the Lender to be equal to such amount the Lender is required to pay or had paid to the relevant governmental agency so that it source of fund receives the full amount of interest and fees which it would have received if no such deduction or withholding had been made.

(c)	The Lender intending to make a claim under paragraph (a) and (b) shall notify the Borrowers of the event giving rise to the claim.

13.        INCREASED COSTS

(a)	Each Borrower shall, within three (3) Business Days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application pf) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having made the Facility available or funding or performing its obligations under any Finance Document.

14.        OTHER INDEMNITIES

Each Borrower shall, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by any Borrower being misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by any Borrower to pay any amount due under a Finance Document on its due date;

(e)	funding a Loan requested by any Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(f)	any Environmental Liability; or

(g)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.        COSTS AND EXPENSES

15.1	Transaction expenses

The Borrowers shall, within three (3) Business Days of demand, pay the Lender, the amount of all costs and expenses (including legal fees)-reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If the Borrowers request an amendment, waiver or consent in connection with any Finance Document, the Borrowers shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including attorneys’ fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrowers shall, within three (3) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.        REPRESENTATIONS

Each Borrower makes the representations and warranties set out in this Clause 16 (Representations) to the Lender on the date of this Agreement.

16.1	Status

(a)    (i)      In relation to Fabrinet Co, it is a limited liability company, duly incorporated and validly existing under the laws of the Kingdom of Thailand; and

(ii)	In relation to Fabrinet, it is an exempted company, duly formed under the laws of Cayman Islands.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.2	Binding obligations

Each Finance Document to which it is a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

16.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

16.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

16.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	for it to carry on their business, and which are material,

have been obtained or effected and are in full force and effect, except that a Thai translation of Finance Documents will be required and the Financing Documents will need to have affixed thereto the applicable stamp duties to be admissible in legal proceedings in the Thai Courts.

16.6	Stamp duties

No stamp or registration duty or similar taxes or charges are payable in any relevant jurisdiction in respect of any Finance Document to which the Borrower is a party other than:

(a)	stamp duty of Baht 10,000 payable on an executed copy of this Agreement (and a stamp duty of Baht 5 for each additional copy hereof), such stamp duty must be paid within fifteen (15) days of execution of the relevant document if executed in Thailand or within thirty (30) days of the original being taken into Thailand if the relevant document is executed outside Thailand; and

(b)	stamp duty of CI$0.25 per CI$100 or part thereof of the face value of each executed Promissory Note, subject to a maximum of CI$250, payable on an executed Promissory Note if such Promissory Note is executed in, brought into the Cayman Islands or produced before a court of the Cayman Islands, such stamp duty must be paid within forty five (45) days of execution of the relevant Promissory Note if executed in the Cayman Islands or within forty five (45) days of the original being taken into the Cayman Islands if the relevant Promissory Note is executed outside the Cayman Islands.

16.7	No default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

16.8	No misleading information

(a)	Any factual information provided by the Borrowers was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by the Borrowers have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred and no information has been given or withheld that results in the information provided by the Borrowers being untrue or misleading in any material respect.

16.9	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

(b)	Its Original Financial Statements give a true and fair view and represent its financial condition and operations (consolidated in the case of the Borrower) during the relevant financial year save to the extent expressly disclosed in such Original Financial Statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Borrowers) since the date of the Original Financial Statements.

16.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

16.12	Authorised Signatures

Any person specified as its authorised signatory under Schedule 5 (Conditions precedent) or Clause 17.3(d) (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

16.13	Repetition

All representations given by each Borrower under this Clause 16 are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period.

16.14 ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

16.15	Environmental Matters

Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 16.14 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Financial statements

Each Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each of its financial years its audited consolidated financial statements for that financial year:

(b)	as soon as the same become available, but in any event within sixty (60) days after the end of each of the first three quarters of each of its financial years its consolidated financial statements (including statements of income, cash flow statements and balance sheets) for that quarter of such financial year, which shall be in form and substance satisfactory to the Lender.

17.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 17.1 (Financial statements) shall be certified by a director of the relevant Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	Each set of financial statements delivered by the Borrowers pursuant to Clause 17.1(a) shall be certified, without material except, by independent public accountants of recognized standing selected by the Borrowers and satisfactory to the Lender.

(c)	Each Borrower shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using the applicable GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in applicable GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Borrower) deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the applicable GAAP, accounting practices and reference periods upon which ‘the Borrower’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and ‘the Borrower’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d)	Each set of financial statements delivered by the Borrowers pursuant to Clauses 17.1(a) and 17.1(b) shall a compliance certificate, duly executed by the chief financial officer of the respective Borrower, to substantially the effect set forth in Schedule 7 hereto.

17.3	Information: miscellaneous

Each	Borrower shall supply to the Lender:

(a)

Not later than the 15th day of each consecutive calendar month a report, in reasonable detail and in form and substance satisfactory to the Lender, of the Eligible Accounts Receivable of such Borrower as of the last Business Day of the immediately preceding calendar month;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of the Borrower as the Lender may reasonably request;

(d)	promptly, notice of any change in authorised signatories of any Borrower signed by a director or Borrower secretary of such Borrower accompanied by specimen signatures of any new authorised signatories;

(e)	promptly upon the request of the Lender, the Sale and Purchase Agreement together with all relevant invoice dispatched to the Relevant Customer (including any amendment or supplemental to such Sale and Purchase Agreement);

(f)	promptly upon the request of the Lender, notice of any sale to the new Relevant Customer together with the details and the relevant copy of the Sale and Purchase Agreement;

(g)	promptly upon the request of the Lender, the confirmation signed by a director or Borrower secretary of such Borrower confirming that the terms and conditions of the Sale and Purchase Agreement are unchanged; and

(h)	details of any security or guarantees that the each Borrower provides or has provided to any other lender, creditor or contractor.

17.4	Notification of default

(a)	Each Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence and in any event within five (5) Business Days of gaining actual knowledge thereof.

(b)	Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.	GENERAL UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Authorisations

Each	Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

18.2	Compliance with laws

Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

18.3	Change of business

Each Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

18.4	Change of Management

Each Borrower shall maintain a management position of Mr. David T. Mitchell with the Borrower at all times, and his authority shall not be reduced with respect to either Borrower from its current level.

18.5	Shareholding Percentage

With respect to Fabrinet only, Fabrinet shall maintain, direct or indirect shareholding in Fabrinet Co at all times not less than 90% of total share capital in Fabrinet Co;

18.6	Filing of Financing Statements

Fabrinet shall ensure that the Assignment and Security Agreement and the Security created thereby, if appropriate under the applicable law, has been registered with each relevant Governmental Agency.

18.7	Delivery of Notice

If Fabrinet makes any additional sales in the United States of America to any new customer, Fabrinet shall promptly deliver a notification, as required to be issued to such new customer pursuant to the terms of the Assignment and Security Agreement, to the Lender.

18.8	Security

The Borrowers agree that they shall not, and shall not permit any Subsidiary to, create, assume, incur or suffer to exist any Security on any asset now owned or hereafter acquired by either of them, except for the following (the “Permitted Security”):

(a) Security existing on the date hereof, which are reflected in the Original Financial Statements; and renewals, extensions and continuations thereof, provided that such renewals, extensions and continuations shall not (i) increase the Financial Indebtedness, secured thereby, or (ii) extend the coverage thereof beyond the original coverage of such Security.

(b) Security for taxes, assessments or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings; Security in connection with workers’ compensation, unemployment insurance or other social security obligations; Security securing the performance of bids, tenders, contracts, surety and appeal bonds; Security to secure progress or partial payments and other Liens of like nature arising in the ordinary course of business; mechanics’, workmen’s, materialmen’s or other like Security arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other Security arising in the ordinary course of business and incidental to the conduct of the business of the Borrowers or such Subsidiary or to the ownership of its properties or assets, which were not incurred in connection with the borrowing of money and which do not materially detract from the value of the properties or assets of either Borrower or materially affect the use thereof in the operation of its business; and

(c) Security in respect of judgments and awards to the extent that such judgments or awards are being contested in good faith and adequate insurance or appropriate reserves are maintained with respect thereto on the books of the respective Borrower to the extent required by GAAP and so long as execution is not levied thereunder.

(d) Security on property acquired after the date hereof which Security existed when such property was acquired, and extensions and renewals of such Security; provided that no such extension or renewal shall increase the aggregate amount of Financial Indebtedness secured thereby, nor add to the property subject to such Security.

(e) any Security on any asset securing Financial Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset; provided that such Security attaches to such asset concurrently with or within 120 days after the acquisition or completion of improvements thereof;

(f) Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business.

(g) Security on the property of any Subsidiary in favor of either Borrower or any Subsidiary

(h) Security in favor of the Bank of Nova Scotia securing Financial Indebtedness not in excess of US$20,000,000, provided that Security permitted under this clause (h) shall no longer be permitted on or after January 1, 2007;

(i) Security existing pursuant to:

(i) EXTM pledged equipment loan of US$4M dated 4 March 2005

(ii) EXIM pledged equipment loan of US$4M dated 25 September 2006

(iii) TMB pledged equipment loan of USS2M dated 18 July 2003

(iv) TMB Pinehurst mortgaged land and building loan of US$6M dated 4 March 2004

(v) TMB Pinehurst mortgaged new building loan of US$8M dated 6 June 2005

(vi) IFC pledged equipment loan of US$3M dated 22 December 2003 as such loans are presently in effect or as they may be amended with the prior written consent of the Lender;

(j) Other Security incurred by either Borrower in the ordinary course of its business, provided that the aggregate amount of Indebtedness secured by all Security permitted by this clause (j) shall not exceed US$5,000,000 in the aggregate.

18.9	Debt to Equity Ratio

The Borrowers shall not at any time allow the ratio of their combined aggregate Interest Bearing Debts to their combined aggregate Tangible Net Worth to exceed 1.00 to 1.00.

18.10	Net Debt to EB1TDA Ratio

The Borrowers shall not, at any time allow the ratio of their combined aggregate Net Interest Bearing Debts to EBITDA to exceed 2:00 to 1:00. As used herein, Net Interest Bearing Debt” shall mean Interest Bearing Debt less cash and Cash Equivalents.

18.11	Initial Drawdown and Perfection of the Bank’s Security Interest

Initial drawdown to the extent of US$10,000,000 can be permitted without registration of charge over eligible receivables. However, the Borrowers shall, within forty five (45) days of the date of this Agreement, take all such steps and file all such statements, instruments, documents or other paper filings or recordings as my be necessary or appropriate in order to create, preserve, perfect or validate any lien or security interest granted by the Assignment and Security Agreement, or to enable the Secured Party to exercise or enforce its rights with respect to such lien or security interest

19.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 19 is an Event of Default.

19.1	Non-payment

Any Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

19.2	Other obligations

(a)	Either Borrower defaults in the due performance or observance of Sections 17.4(a), 18.5, 18.8, 18.9 or 18.10 to the extent applicable to such Borrower

(b)	Any Borrower does not comply with any other provision of the Finance Documents (other than those referred to in Clause 19.1 (Non-payment) and 19.2(a).

(c)	No Event of Default under paragraph (b) above will occur if, in the opinion of the Lender, the failure to comply is capable of remedy and is remedied to the Lender’s satisfaction within thirty (30) Business Days (or such longer period as the Lender may approve) of the Lender giving notice to any Borrower or any Borrower becoming aware of the failure to comply.

19.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

19.4	Cross default

(a)	Any Financial Indebtedness of any Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Borrower is cancelled or suspended by a creditor of such Borrower as a result of an event of default (however described).

(d)	Any creditor of any Borrower becomes entitled to declare any Financial Indebtedness of such Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 19.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$ 1,000,000 (or its equivalent in any other currency or currencies).

19.5	Insolvency

(a)	Any Borrower is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Borrower.

19.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Borrower;

(b)	a composition, assignment or arrangement with any creditor of any Borrower;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Borrower or any of its assets; or

(d)	enforcement of any Security over any assets of any Borrower,

or any analogous procedure or step is taken in any jurisdiction.

19.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Borrower having an aggregate value of US$ 1,000,000 and is not discharged within five (5) days.

19.8	Unlawfulness

It is or becomes unlawful for any Borrower to perform any of its obligations under the Finance Documents.

19.9	Repudiation

Any Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.10	Security Documents

Any Security Document or any Security over any asset or right expressed to be secured thereby for any reason:

(a)	ceases to constitute a valid first priority Security in the relevant asset or right; or

(b)	ceases to be in full force and effect; or

(c)	becomes void or unenforceable in whole or in part.

19.11	Material adverse change

Any event or circumstance occurs, including, without limitation, an ERISA Event, which (whether alone or in conjunction with other events or circumstances) the Lender reasonably determines might have a Material Adverse Effect.

19.12	Remedies upon Default

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	cancel the Facility whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	enforce all or part of the Security Documents.

SECTION 8

CHANGES TO PARTIES

20.	CHANGES TO THE LENDERS

20.1	Assignments and transfers by the Lenders

The Lender may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

(i)	(ii) under the Finance Documents to another bank or financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

The Borrowers shall execute and do all such transfers, assignments, assurances, acts and things as the Lender may require for perfecting and completing any such assignment of rights or transfer by novation of rights and obligations.

20.2	Disclosure of information

The Lender may disclose to any of its Affiliates, credit bureau or credit agency and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrowers; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrowers and the Finance Documents as that Lender shall consider appropriate.

20.3	Security Unaffected

The obligations under, and the security created by, the Security Documents shall continue in full force and effect and are not and will not be prejudiced, affected or discharged by the assignment of rights or transfer by novation any of rights and obligations of the existing Lender in favour of the new Lender.

21.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

ADMINISTRATION

22.	PAYMENT MECHANICS

22.1	Payment by the Borrower

No later than 10:00 a.m. on each day on which the Borrower is required to make a payment under a Finance Document, the Borrower shall transfer the relevant funds to the account of the Lender via electronic transfer.

22.2	Distributions to the Borrower

The Lender may (with the consent of the Borrower or in accordance with Clause 23 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

22.3	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrowers under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest, fees (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in paragraphs (a)(ii) to (iv) above in its discretion.

(c)	Paragraphs (a) and (b) above will override any appropriation made or instructed by the Borrowers.

22.4	No set-off by the Borrower

All payments to be made by any Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

22.5	Business Days

Unless otherwise specified in this Agreement, any payment which is due to be made on a day that is not a Business Day shall be made on the preceding Business Day. Interest shall be adjusted accordingly.

22.6	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US Dollar is the currency of account and payment for any sum due from the Borrowers under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollar shall be paid in that other currency.

23.	SET-OFF

The Lender may set off any obligation due from any Borrower under the Finance Documents against any obligation owed by the Lender to the Borrowers, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

24.	NOTICES

24.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

The address and facsimile number of the Borrower are:

For Fabrinet
Address:	Fabrinet c/o Walkers SPV Limited, PO Box 908GT Grand Cayman Cayman Islands

Attention:	The Directors
Tel. No.:	(345) 945-3727
Fax. No.:	(345) 945-4727

And/or

Address:	5/6 Moo 6, Soi Khunpra, Phaloyothin Road, Klongnueng, Klongluang, Patumthanee 12120, Thailand

Attention:	Mr. Pornchai Wessatada
Tel. No.:	02-524-9660
Fax. No.:	02-524-9661

For Fabrinet Company Limited
Address:	Fabrinet Company Limited 5/6 Moo 6, Soi Khunpra, Phaloyothin Road, Klongnueng, Klongluang, Patumthanee 12120, Thailand

Attention:	Mr. Pornchai Wessatada
Tel. No.:	02-524-9660
Fax. No.:	02-524-9661

(b)	in the case of the Lender:

The address and facsimile number of the Lender are:

Address:	ABN AMRO Bank N.V. [SPECIFY]

Attention:	Mr. and/or [SPECIFY]

Tel. No.:	[SPECIFY]

Fax. No.:	[SPECIFY]

or any substitute address and fax number or department or officer as a Party may notify to the other Party by not less than five (5) Business Days’ notice.

24.3	Delivery

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 24.2 (Addresses), if addressed to that department or officer.

However, a notice given in accordance with the above but received on a non Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day.

24.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.	CALCULATIONS AND CERTIFICATES

25.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

25.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

25.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

26.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrowers and any such amendment or waiver will be binding on all Parties.

29.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

SECTION 10

GOVERNING LAW AND JURISDICTION

30.	JURISDICTION

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THE FINANCE DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWERS SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY CONSENTS TO PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ITS NOTE AND EACH OTHER LOAN DOCUMENT.

31.	WAIVER OF TRIAL BY JURY

EACH BORROWER AND THE LENDER WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER ANY FINANCE DOCUMENT, AND THE BORROWERS AND THE LENDER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

32.	GOVERNING LAW

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

33.	NO LIMITATION ON RIGHT OF ACTION

Nothing in this Agreement shall limit the right of the Lender to commence any legal action against any Borrower and/or its assets in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the Lender from taking proceedings in any other jurisdiction whether concurrently or not.

This Agreement has been entered into on the date stated at the beginning of this Agreement

BORROWERS

SIGNED for and on behalf of FABRINET

(David T. Mitchell)

SIGNED for and on behalf of FABRINET COMPANY LIMITED

(David T. Mitchell)	(Seal)

LENDER

SIGNED for and on behalf of ABN AMRO Bank N.V.

(______)		(_______)
Title		Title

SCHEDULE 1 FORM OF CERTIFICATION REPORT

Date [•]

To:	ABN AMRO Bank N.V.

Attention:             [•]

Dear Sir,

Pursuant to Clause 4.2(b) of the US$ 35,000,000 Revolving Facility Agreement dated 15 December, 2006, we, Fabrinet, hereby provided the Certification Report confirming (i) details of Eligible Accounts Receivable and (ii) details of our Cash Balance and Total Funded Debts as at [•] as follows:

Details of Accounts Receivable and Eligible Accounts Receivable as at [•]

Customers	Aging of receivables is within (days)	Balance of Eligible Accounts Receivable

[•]	[•]	[•]

[•]	[•]	[•]

[•]	[•]	[•]

[•]	[•]	[•]

[•]	[•]	[•]

Total		[•]

We, Fabrinet, hereby confirm that (i) all of the above information is true and accurate as of the date of this Certification Report, (ii) each aging of receivables is complied with its trade terms specified under the relevant Sale and Purchase Agreement and (iii) all Balance of Eligible Accounts Receivable set out above is not overdue.

Fabrinet

David T. Mitchell

SCHEDULE 2 FORM OF THE PROMISSORY NOTE

PROMISSORY NOTE

Promissory Note No: _______

Date of Issue: _______

Issued at: _______

Tranche: _______

[NAME OF THE RELEVANT BORROWER]

irrevocably and unconditionally promises to pay the principal sum of US$_______

TO the order of

ABN AMRO Bank N.V.

on _______, together with interest thereon computed at the rate of [•]% per annum, at ABN AMRO Bank N.V., at_______________________.

Presentments for payment, protest, notices of protest, demand and notice of dishonour are hereby waived.

In the event of commencement of suit to enforce payment of this Promissory Note, we agree to pay all collection costs (including attorney’s fees).

This Promissory Note is one of the Promissory Notes referred to in that certain US$ 35,000,000 Facility Agreement (the “Agreement”) dated 15 December, 2006, among Fabrinet and Fabrinet Company Limited as co-borrowers, and the ABN AMRO Bank N.V. as Lender. It is subject to acceleration as provided in the Agreement.

This Promissory Note shall be governed by the laws of the State of New York.

For and on behalf of

[NAME OF THE RELEVANT BORROWER]

as issuer

(Authorized Signatory)

SCHEDULE 3 FORM OF UTILISATION REQUESTS

From:	[Borrower]

To:	ABN AMRO Bank N.V.

Attention: [•]

Dated:

Dear Sirs

Fabrinet and Fabrinet Company Limited – US$ 35,000,000 Facility Agreement

dated 15 December, 2006 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:                        [    •    ]

Amount:                                                        [    •    ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	Please transfer the proceeds of this Loan by SWIFT to

Bank of America

Swift Code BOFAUS6S

for credit to the undersigned

A/C# 13684-01626

5.	This Utilisation Request is irrevocable.

Yours faithfully

_______________________

authorised signatory for

[the Borrower]

SCHEDULE 4 FORM OF RECEIPT

To:	ABN AMRO Bank N.V.

as Lender

Attention:            [•]

From:        [The Borrower]

Dated:

Fabrinet and Fabrinet Company Limited—US$ 35,000,000 Facility Agreement

dated I5 December, 2006 (the “Facility Agreement”)

We refer to the Facility Agreement. This is a Receipt. Terms used in the Facility Agreement shall have the same meanings in this Receipt.

We hereby confirm that the following Loan has been duly transferred to our account no [    •    ] in accordance with the Utilisation Request dated [    •    ] and such Loan shall be deemed borrowed and received by us upon the terms and subject to the conditions set out in the Facility Agreement.

(a)	Amount	:	_____________US Dollars; and
(b)	Utilization Dale	:	_____________200[•]

authorized signatory for

[the Borrower]

SCHEDULE 5

CONDITIONS PRECEDENT

The following are the documents and evidence referred to in Clause 4 (Conditions of Utilization). Documents shall be supplied in such number of copies or counterparts as the Lender may require. Copies required to be certified shall be certified in a manner satisfactory to the Lender by the authorised director of the relevant Borrower or other party concerned, as the case may be. Each of the documents referred to in this Schedule 5 (Conditions Precedent) which, in the original, is not in English (except for the corporate documents of Fabrinet Co, which can be in Thai) must be accompanied by English translation and each such translation must be certified as substantially true and correct by a professional translator or by such other person as is reasonably acceptable to the Lender. Each translation must fairly represent the meaning of the original text and must be free of discrepancies and omissions.

1.	Corporate Documents

(a)	in relation to Fabrinet Co, certified true copies of:

(i)	its Memorandum of Association;

(ii)	its Articles of Associations; and

(iii)	the list of shareholders;

(b)	in relation to Fabrinet, certified true copies of:

(i)	its Memorandum of Association;

(ii)	its Articles of Association;

(iii)	its Register of Members;

(iv)	its Register of Directors;

(v)	its Register of Mortgages & Charges; and

(vi)	a Certificate of Good Standing.

(c)	certificate issued by the Ministry of Commerce of Thailand as to the following matters in relation to Fabrinet Co, certified by the authorized director of Fabrinet Co that the contents therein are true and correct as at the date of this Agreement and as at the date of certification:

(i)	the corporate particulars,

(ii)	the registered address,

(iii)	the directors,

(iv)	the authorization of the directors,

(v)	the registered capital and objectives, and

(vi)	the seal;

(d)

copies of the Minutes of the Meeting of the Board, or unanimous written resolution, of each Borrower (if any) in the form acceptable to the Lender and certified by the authorized director of each Borrower as being a true, complete and up-to-date copy of resolutions, duly adopted and in full force and effect, and not revoked or amended and having been passed at a meeting of the Board of Directors which was duly convened and held and at which a quorum was present or having been validly passed (as the case may be), authorizing the entry into and the performance of the Finance Documents to which it is a party and authorizing its authorized director to execute and deliver on its behalf the Finance Documents to which it is a party and all notices, certificates, receipts and other documents required pursuant to or in connection herewith; and

(e)	certified specimen signatures of the authorized director of each Borrower.

2.	Legal opinion

(a)	A legal opinion issued by Maples and Calder, special Cayman Island counsel to the Lender, satisfactory to the Lender as to Cayman Islands law; and.

(b)	A legal opinion issued by Linklaters, special Thai counsel to the Lender, satisfactory to the Lender as to Thai law

3.	Finance Documents

An original of each of the Finance Documents executed by the parties thereto.

4.	Security Documents

The Lender shall have received evidence satisfactory to it that all Security Documents (including the Notice of Assignment (as defined in the Assignment and Security Agreement), acknowledgements and consents under each Security Document) shall have been duly executed by the parties thereto and registered (if required by law) and that all requirements thereunder shall have been complied with by all parties thereto, that such Security Documents are in full force and effect, and that the obligations of the Borrowers under the Finance Documents in respect of Tranche II Loans are duly secured thereby.

5.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements have been received by the Lender.

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 6

FORM OF ROLLOVER REQUESTS

From:    [Borrower]

To:        ABN AMRO Bank N.V.

Attention:            [•]

Dated:

Dear Sirs

Fabrinet and Fabrinet Company Limited - US$ 35,000,000 Facility Agreement

dated 15 December, 2006 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Rollover Request. Terms defined in the Facility Agreement shall have the same meaning in this Rollover Request.

2.	We hereby confirm that, as of the date of this Rollover Request, there is a [SPECIFY Tranche I or Tranche II] Loan outstanding in the amount US$ [•] which we owe to the Lender in accordance with the Utilisation Request dated [•].

3.	We wish to rollover such outstanding Loan on the following terms:

Proposed Utilisation Date:             [    •    ]

Amount:                                         [     •    ]

4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Rollover Request.

5.	This Rollover Request is irrevocable.

Yours faithfully

................................................

authorised signatory for

[the Borrower]

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:    ABN AMRO Bank N.V.

Attention:         [•]

Dated:

Dear Sirs

Fabrinet and Fabrinet Company Limited - US$ 35,000,000 Facility Agreement

dated 15 December, 2006 (the “Facility Agreement”)

In satisfaction of the requirement of Clause 7.2(d) of the of the Facility Agreement, I hereby certify to you as of the end of the fiscal quarter of [select Fabrinet or Fabrinet Company Limited] (the “Borrower”) as follows:

1.	To the best of my knowledge and belief, after due inquiry, no Default and no Event of Default (as those terms are defined in the Facility Agreement) has occurred and is continuing.

2.	The Debt to Equity Ratio of the Borrower, calculated in compliance with Clause 18.9 of the Facility Agreement is:

_________________________	to	______________________[1]

3.	The Net Debt to EBITDA Ratio of the Borrower, calculated in compliance with Clause 18.10 of the Facility Agreement is:

_________________________	to	______________________[1]

4.	[?]

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of said corporation this ____ day of _____, 20____.

[Affix Corporate Seal here]	(Signature of Chief Financial Officer)

[1]	Calculations supporting this conclusion are attached.